EXHIBIT 99.1

For Immediate Release

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC. REPORTS FOURTH QUARTER AND FISCAL YEAR 2021 OPERATING RESULTS

DURANGO, Colorado (June 1, 2021) – Rocky Mountain Chocolate Factory, Inc. (Nasdaq Global Market: RMCF) (the “Company,” “we” or “our”) today reported its operating results for the fourth quarter and fiscal year ended February 28, 2021 (the “fourth quarter of FY2021” and “FY2021,” respectively). The Company franchises and operates gourmet chocolate and confection stores and self-serve frozen yogurt cafés, and manufactures an extensive line of premium chocolates and other confectionery products.

COVID-19

We have experienced significant business disruptions resulting from efforts to contain the rapid spread of the novel coronavirus (“COVID-19”), including the vast mandated self-quarantines and closures of non-essential business throughout the United States and around the world. Nearly all stores have been directly and negatively impacted by government and public health measures taken in response to the COVID-19 pandemic, with nearly all locations experiencing reduced operations as a result of, among other things, modified business hours and store and mall closures. As a result, franchisees and licensees are not ordering products for their stores in line with historical amounts. This trend has negatively impacted, and is expected to continue to negatively impact, among other things, factory sales, retail sales and royalty and marketing fees of the Company for the foreseeable future.

FY2021 DETAILS

●	Total revenue decreased 26.3 percent to $23.5 million during FY2021 compared to $31.8 million during the fiscal year ended February 29, 2020 (“FY2020”).

●	Same-store pounds of product purchased from the Company’s factory by franchisees and co-branded licensees decreased 30.0 percent during FY2021 compared to FY2020.

●	Net income decreased to a net loss of $(900,000), or $(0.15) per basic and diluted share, during FY2021 compared to net income of $1.0 million, or $0.17 per basic and diluted share, during FY2020.

●	Operating income decreased to an operating loss of $(3.5) million during FY2021, compared to operating income of $1.4 million during FY2020.

●

Factory sales decreased 19.5 percent during FY2021 compared to FY2020, primarily due to a 37.3 percent decrease in sales of product to our network of franchised and licensed retail stores partially offset by a $2.3 million increase in shipments of product to customers outside our network of franchised retail stores.

●	Royalty and marketing fees decreased 40.1 percent during FY2021 compared to FY2020.

●

Franchise fees decreased 30.2 percent in FY2021 compared to FY2020, primarily due to a decrease in revenue resulting from fewer franchise stores in operation and the associated recognition of revenue over the term of the franchise agreement.

●

The Company’s franchisees and licensees opened five domestic Rocky Mountain Chocolate Factory locations, three international Rocky Mountain Chocolate Factory locations and six U-Swirl locations during FY2021.

FOURTH QUARTER OPERATING RESULTS

Total revenue increased 1.2 percent to $8.2 million during the fourth quarter of FY2021 compared to $8.1 million during the three months ended February 29, 2020 (the “fourth quarter of FY2020”), primarily as a result of sales to customers outside our network of franchised retail stores (“specialty markets”).

Total factory sales increased 8.4 percent to $6.1 million in the fourth quarter of FY2021 compared to $5.6 million in the fourth quarter of FY2020. This increase was due to a $1.6 million increase in shipments of product to specialty markets, partially offset by a 23.8 percent decrease in sales of product to our network of franchised and licensed retail stores. The decrease in sales of product to our network of franchised and licensed retail stores was primarily the result of the COVID-19 pandemic and the associated public health measures in place during the fourth quarter of FY2021, which significantly reduced traffic in our stores and our ability to meet demand. The increase in shipments of product to customers outside our network of franchise and licensed retail stores was primarily the result of sales to Edible Arrangements, LLC ("Edible"), our largest specialty markets customer. Subsequent to February 28, 2021, certain disagreements arose between RMCF and Edible related to the strategic alliance and ecommerce agreements resulting in continuing discussions, the result of which are not currently determinable.  There can be no assurance historical revenue levels will be indicative of future revenues. Factory gross margins decreased 3.9 percent to 13.9 percent of factory sales in the fourth quarter of FY2021 compared to 17.8 percent in the fourth quarter of FY2020.

Retail sales declined 13.2 percent to $644,000 in the fourth quarter of FY2021 compared to $741,000 in the fourth quarter of FY2020. This decrease in retail sales was primarily the result of limited operations and limited foot traffic during the fourth quarter of FY2021. The limited operations at our Company-owned stores was the result of the COVID-19 pandemic and the associated public health measures in place during the fourth quarter of FY2021. As of February 28, 2021, all Company-owned stores had resumed limited operations, including reduced hours, following COVID-19 related closures. Same store sales at all Company-owned stores and cafés decreased 6.8 percent in the fourth quarter of FY2021 compared to the fourth quarter of FY2020.

Royalty and marketing fees decreased 16.5 percent to $1.4 million in the fourth quarter of FY2021 compared to $1.7 million in the fourth quarter of FY2020, primarily due to the COVID-19 pandemic and the associated public health measures in place during the fourth quarter of FY2021 and a decrease in domestic franchise units in operation. Many of our franchised locations experienced continued reduced operations during the fourth quarter of FY2021. The average number of total domestic franchise stores in operation decreased 11.2 percent from 260 in the fourth quarter of FY2020 to 231 during the fourth quarter of FY2021. This decrease is the result of domestic store closures exceeding domestic store openings. Same store sales at franchise stores and cafés in operation decreased 4.5 percent during the fourth quarter of FY2021 compared to the fourth quarter of FY2020. The Company’s franchisees opened three domestic Rocky Mountain Chocolate Factory locations and 3 international Rocky Mountain Chocolate Factory locations during the fourth quarter of FY2021. Complete lists of stores and cafés currently in operation are available on the Company’s websites at www.rmcf.com and www.u-swirlinc.com.

Franchise fees decreased 4.6 percent to $52,000 in the fourth quarter of FY2021 compared to $55,000 in the fourth quarter of FY2020, as a result of a decrease in revenue resulting from fewer franchise stores in operation and the associated recognition of revenue over the term of the franchise agreement.

Income from operations increased in the fourth quarter of FY2021 to $837,000 compared to an operating loss of $701,000 in the fourth quarter of FY2020.

Other income increased to $1.4 million in the fourth quarter of FY2021 compared to other income of $6,000 in the fourth quarter of FY2020. This increase was primarily the result of the forgiveness of our Paycheck Protection Program loan.

Net income increased to $2.2 million, or $0.36 per basic and $0.35 per diluted share, in the fourth quarter of FY2021, compared to a net loss of $524,000, or $(0.09) per basic and diluted share, in the fourth quarter of FY2020.

Adjusted EBITDA (a non-GAAP financial measure defined later in this release) increased 10.3 percent for the fourth quarter of FY2021 to $1.3 million compared to $1.2 million for the fourth quarter of FY2020.

FY2021 OPERATING RESULTS

Total revenue decreased 26.3 percent to $23.5 million during FY2021 compared to $31.8 million during FY2020.

Total factory sales decreased 19.5 percent to $17.3 million during FY2021 compared to $21.5 million in FY2020. The decrease was primarily due to a 37.3 percent decrease in sales of product to our network of franchised and licensed retail stores, the result of the COVID-19 pandemic and the associated public health measures in place during FY2021, which significantly reduced traffic in our stores and other operations. This was partially offset by a 56.5 percent increase in shipments of product to customers outside our network of franchised retail stores, the result of increased sales to Edible.

Retail sales declined 42.0 percent to $1.9 million in FY2021 compared to $3.2 million in FY2020. This decrease in retail sales was primarily due to the COVID-19 pandemic and the associated public health measures in place during FY2021. All of our company-owned stores experienced reduced operations and periods of full closure during FY2021.

Royalty and marketing fees decreased 40.1 percent to $4.1 million in FY2021 compared to $6.8 million in FY2020, primarily due to the COVID-19 pandemic and the associated public health measures in place during FY2021. Nearly all of our franchised locations experienced reduced operations and periods of full closure during FY2021. The Company’s franchisees and licensees opened five domestic Rocky Mountain Chocolate Factory locations, three international Rocky Mountain Chocolate Factory locations and six U-Swirl locations during FY2021. Complete lists of stores and cafés currently in operation are available on the Company’s websites at www.rmcf.com and www.u-swirlinc.com.

Franchise fees decreased 30.2 percent to $226,700 in FY2021 compared to $325,000 in FY2020, as a result of a decrease in revenue resulting from fewer franchise stores in operation and the associated recognition of revenue over the term of fewer franchise agreements.

Operating income decreased from $1.4 million in FY2020 to an operating loss of $3.5 million in FY2021.

Other income increased to $1.7 million in FY2021 compared to other income of $11,000 in FY2020. This increase was primarily the result of the forgiveness of our Paycheck Protection Program loans and a gain on insurance recovery.

A net loss of $(900,000), or $(0.15) per basic and diluted share, was realized in FY2021, compared to net income of $1.4 million, or $0.17 per basic and diluted share, in FY2020.

Adjusted EBITDA (a non-GAAP measure defined later in this release) decreased from $6.2 million in FY2020 to a loss of $(1.4) million in FY2021.

Non-GAAP Financial Measures

Adjusted EBITDA, a non-GAAP financial measure, is computed by adding depreciation and amortization, stock-based compensation expenses, costs associated with non-recurring expenses (which include costs associated with Company-owned store closures, contested proxy costs, event specific inventory reserves and the evaluation of strategic alternatives) to GAAP income from operations.

This non-GAAP financial measure may have limitations as an analytical tool, and this measure should not be considered in isolation or as a substitute for analysis of results as reported under GAAP. The Company believes that adjusted EBITDA provides additional analytical information on the nature of ongoing operations excluding expenses not expected to recur in future periods, non-cash charges and variations in the effective tax rate among periods. For example, the Company believes that adjusted EBITDA is useful to investors because it provides a measure of operating performance and its ability to generate cash that is unaffected by non-cash accounting measures and non-recurring expenses. However, due to these limitations, the Company uses adjusted EBITDA as a measure of performance only in conjunction with GAAP measures of performance such as income from operations and net income. Reconciliations of this non-GAAP measure to its most comparable GAAP measure are included below.

About Rocky Mountain Chocolate Factory, Inc.

Rocky Mountain Chocolate Factory, Inc., headquartered in Durango, Colorado, is an international franchiser of gourmet chocolate, confection and self-serve frozen yogurt stores and a manufacturer of an extensive line of premium chocolates and other confectionery products. As of June 1, 2021, the Company, through its subsidiaries and its franchisees and licensees operated 381 Rocky Mountain Chocolate Factory and self-serve frozen yogurt stores in 39 states, Canada, South Korea, Qatar, the Republic of Panama, and The Republic of the Philippines. The Company’s common stock is listed on the Nasdaq Global Market under the symbol “RMCF.”

Forward-Looking Statements

This press release includes statements of the Company’s expectations, intentions, plans and beliefs that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to come within the safe harbor protection provided by those sections. These forward-looking statements involve various risks and uncertainties. The nature of the Company's operations and the environment in which it operates subjects it to changing economic, competitive, regulatory and technological conditions, risks and uncertainties. The statements, other than statements of historical fact, included in this press release are forward-looking statements. Many of the forward-looking statements contained in this press release may be identified by the use of forward-looking words such as "will," "intend," "believe," "expect," "anticipate," "should," "plan," "estimate," "potential," or similar expressions. Factors which could cause results to differ include, but are not limited to: the impact of the COVID-19 pandemic and global economic conditions on the Company’s business, including, among other things, online sales, factory sales, retail sales and royalty and marketing fees, the Company’s liquidity, the Company’s cost cutting and capital preservation measures, achievement of the anticipated potential benefits of the strategic alliance with Edible, the ability to provide products to Edible under the strategic alliance, Edible's ability to increase the Company’s online sales, changes in the confectionery business environment, seasonality, consumer interest in the Company's products, general economic conditions, the success of the Company's frozen yogurt business, receptiveness of the Company's products internationally, consumer and retail trends, costs and availability of raw materials, competition, the success of the Company's co-branding strategy, the success of international expansion efforts and the effect of government regulations. Government regulations which the Company and its franchisees and licensees either are, or may be, subject to and which could cause results to differ from forward-looking statements include, but are not limited to: local, state and federal laws regarding health, sanitation, safety, building and fire codes, franchising, licensing, employment, manufacturing, packaging and distribution of food products and motor carriers. For a detailed discussion of the risks and uncertainties that may cause the Company's actual results to differ from the forward-looking statements contained herein, please see the "Risk Factors" contained in Item 1A. of the Company's Annual Report on Form 10-K for the fiscal year ended February 28, 2021. Additional factors that might cause such differences include, but are not limited to: the length and severity of the current COVID-19 pandemic and its effect on among other things, factory sales, retail sales, royalty and marketing fees and operations, the effect of any governmental action or mandated employer-paid benefits in response to the COVID-19 pandemic, and the Company’s ability to manage costs and reduce expenditures in a low or zero revenue environment and the availability of additional financing if and when required. These forward-looking statements apply only as of the date hereof. As such they should not be unduly relied upon for more current circumstances. Except as required by law, the Company undertakes no obligation to release publicly any revisions to these forward-looking statements that might reflect events or circumstances occurring after the date of this press release or those that might reflect the occurrence of unanticipated events.

For Further Information, please contact

Rocky Mountain Chocolate Factory, Inc. (970) 375-5678

(Financial Highlights Follow)

STORE INFORMATION

	New stores opened during
	the three months ended	Stores open as of
	February 28, 2021	February 28, 2021
United States
Rocky Mountain Chocolate Factory
Franchise Stores	3	158
Company-Owned Stores	0	2
Cold Stone Creamery	0	96
International License Stores	3	53
U-Swirl
Franchise Stores	0	71
Company-Owned Stores	0	3
International License Stores	0	1
Total	6	384

During FY 2021 the Company initiated formal legal proceedings against Immaculate Confections, the operator of RMCF locations in Canada. In its complaint, the Company is alleging, among other things, that Immaculate Confections has utilized the Company’s trademarks and other intellectual property without authority to do so and that Immaculate Confections has been unjustly enriched by their use of the Company’s trademarks and intellectual property.

Subsequent to the end of FY 2021, in May 2021, the Company and Immaculate Confections held a formal mediation session. While the mediation is ongoing, the Company believes a likely result of the mediation is that the Company no longer has Rocky Mountain Chocolate Factory branded locations operating in Canada.

SELECTED BALANCE SHEET DATA

(in thousands)

(unaudited)

	February 28, 2021	February 29, 2020
Current Assets	$12,777	$13,612
Total Assets	24,951	27,817
Current Liabilities	3,780	5,607
Total Liabilities	5,984	8,461
Stockholder's Equity	$18,900	$19,356

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended February 28 or 29,		Three Months Ended February 28 or 29,
	2021	2020	2021	2020
Revenues
Factory sales	$6,117	$5,642	74.4%	69.4%
Royalty and marketing fees	1,409	1,687	17.1%	20.8%
Franchise fees	52	55	0.6%	0.7%
Retail sales	644	741	7.8%	9.1%
Total Revenues	8,222	8,125	100.0%	100.0%
		-
Costs and expenses
Cost of sales	5,494	4,906	66.8%	60.4%
Franchise costs	402	529	4.9%	6.5%
Sales and marketing	448	496	5.4%	6.1%
General and administrative	501	2,231	6.1%	27.5%
Retail operating	372	428	4.5%	5.3%
Depreciation and amortization, exclusive of depreciation and amortization expense of $152 and $157 included in cost of sales, respectively	180	221	2.2%	2.7%
Costs associated with Company-owned store closures	(12)	15	-0.1%	0.2%
Total Costs and Expenses	7,385	8,826	89.8%	108.6%
		-
Income (loss) from operations	837	(701)	10.2%	-8.6%
		-
Other income (expense)
Interest expense	(23)	(1)	-0.3%	0.0%
Interest income	4	7	0.0%	0.1%
Gain on insurance recovery	(1)	-	0.0%	0.0%
Debt forgiveness income	1,441	-	17.5%	0.0%
Other Income, net	1,421	6	17.3%	0.1%
		-
Income (loss) before income taxes	2,258	(695)	27.5%	-8.6%
		-
Provision for income taxes	90	(171)	1.1%	-2.1%
		-
Consolidated net income (loss)	2,168	(524)	26.4%	-6.4%
		-
Basic Earnings (Loss) Per Common Share	$0.36	$(0.09)

Diluted Earnings (Loss) Per Common Share	$0.35	$(0.09)
		-
Weighted Average Common Shares Outstanding	6,074,256	6,011,186
		-
Dilutive Effect of Employee Stock Awards	209,487	-
		-
Weighted Average Common Shares Outstanding, Assuming Dilution	6,283,743	6,011,186

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	For the Year Ended February 28 or 29,		For the Year Ended February 28 or 29,
	2021	2020	2021	2020
Revenues
Factory sales	$17,321	$21,517	73.8%	67.6%
Royalty and marketing fees	4,075	6,806	17.4%	21.4%
Franchise fees	227	325	1.0%	1.0%
Retail sales	1,858	3,202	7.9%	10.1%
Total Revenues	23,481	31,850	100.0%	100.0%

Costs and expenses
Cost of sales	16,119	18,215	68.6%	57.2%
Franchise costs	1,715	1,882	7.3%	5.9%
Sales and marketing	1,713	1,923	7.3%	6.0%
General and administrative	5,258	5,736	22.4%	18.0%
Retail operating	1,382	1,792	5.9%	5.6%
Depreciation and amortization, exclusive of depreciation and amortization expense of $626 and $597 included in cost of sales, respectively	711	895	3.0%	2.8%
Costs associated with Company-owned store closures	57	15	0.2%	0.0%
Total Costs and Expenses	26,955	30,458	114.8%	95.6%
		-
Income from operations	(3,474)	1,392	-14.8%	4.4%

Other income (expense)
Interest expense	(95)	(19)	-0.4%	-0.1%
Interest income	18	30	0.1%	0.1%
Gain on insurance recovery	210	-	0.9%	0.0%
Debt forgiveness income	1,549	-	6.6%	0.0%
Other Income, net	1,682	11	7.2%	0.0%

Income before income taxes	(1,792)	1,403	-7.6%	4.4%

Provision for income taxes (benefit)	(892)	369	-3.8%	1.2%

Consolidated net income	(900)	1,034	-3.8%	3.2%

Basic Earnings Per Common Share	$(0.15)	$0.17

Diluted Earnings Per Common Share	$(0.15)	$0.17

Weighted Average Common Shares Outstanding	6,067,461	5,986,371

Dilutive Effect of Employee Stock Awards	-	268,972

Weighted Average Common Shares Outstanding, Assuming Dilution	6,067,461	6,255,343

GAAP RECONCILIATION

ADJUSTED EBITDA

(in thousands)
(unaudited)

	Three Months Ended February 28 or 29,
	2021	2020	Change
GAAP: Income from Operations	$837	$(701)	-219.4%
Depreciation and Amortization	331	378
Stock-Based Compensation Expense	112	306
Costs associated with non-recurring expenses (1)	(11)	1,168
Non-GAAP, adjusted EBITDA	$1,269	$1,151	10.3%

	For the Year Ended February 28 or 29,
	2021	2020	Change
GAAP: Income (loss) from Operations	$(3,474)	$1,392	-349.6%
Depreciation and Amortization	1,336	1,493
Stock-Based Compensation Expense	512	809
Costs associated with non-recurring expenses (1)	272	2,517
Non-GAAP, adjusted EBITDA	$(1,354)	$6,211	-121.8%

(1) Non-recurring expenses include costs associated with Company-owned store closures, contested proxy costs and the evaluation of strategic alternatives.

COVID-19 SPECIFIC FINANCIAL IMPACTS

(in thousands)
(unaudited)

COVID-19 Specific Impacts	For the Year Ended February 28 or 29,
Accounts and notes receivable reserves	$1,257
Intangible asset and goodwill impairments	476

Total COVID-19 Specific Impacts	$1,733